Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-100740

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 11, 2002)

BROOKE CORPORATION

Up to $5,000,000
Unsecured Subordinated Debentures
Series A and Series B

        You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

        This prospectus supplement adds to the front page of the prospectus the following:

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  Each series of debentures sold on a different closing date will be designated as a separate subseries of such debentures.

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  Each subseries of debentures will be sold with interest accruing from the first day of the month in which the closing date for any such subseries occurs.

The date of this prospectus supplement is January 6, 2003.